Exhibit 10.23

**NON-DISCLOSURE, EVALUATION, AND OPTION AGREEMENT**

**University of Virginia Licensing & Ventures Group – Shuttle Pharmaceuticals, Inc.**

The Evaluation and Option Agreement (the "Agreement") is made this 30th day of May, 2019 ("Effective Date") by and between the University of Virginia Patent Foundation d/b/a University of Virginia Licensing & Ventures Group, a Virginia not-for-profit corporation having a place of business at 722 Preston Avenue, Suite 107, Charlottesville, VA 22903 ( "UVA LVG") and Shuttle Pharmaceuticals, Inc., a Maryland for-profit corporation having a principal place of business at Shuttle Pharmaceuticals, Inc., 1 Research Court, Suite 450 Rockville, MD 20895 ("Company") (collectively, the "Parties," and each individually a "Party").

***WITNESSETH***

***WHEREAS***, UVA LVG, as assignee of the University of Virginia, and Hampton University jointly owns certain intellectual property rights in the technology identified in Attachment A (the "Technology");

***WHEREAS***, UVA LVG and Hampton University have negotiated the terms of an Inter-institutional Agreement (the "IIA"), attached hereto as Attachment B, but the IIA has yet to be executed by Hampton University;

***WHEREAS***, Company desires to evaluate the commercial potential of the Technology and obtain an exclusive option to enter into an exclusive license with UVA LVG (on behalf of itself and Hampton University in accordance with the IIA) to make, have made, use, offer for sale, sell, and import the Technology;

***WHEREAS***, prior to execution of the IIA, UVA LVG is willing to disclose the Technology to Company and grant an exclusive option to UVA LVG's joint interest in the Technology thereto pursuant to the terms of this Agreement;

***WHEREAS***, in the event Hampton University executes the IIA and thereby authorizes UVA LVG to enter into an exclusive option and/or license with respect to Hampton University's joint interest in the Technology, UVA LVG further agrees that the exclusive option herein shall automatically be amended to include Hamptons joint interest in the Technology also pursuant to the terms of this Agreement

***NOW, THEREFORE***, in consideration of the covenants and undertakings hereinafter set forth, it is agreed by and between the Parties with the intent to be legally bound as follows:

## 1. DEFINITIONS

1.1 "Derivative" means intellectual property developed by Company through the use and/or Evaluation of the Technology, unless such intellectual property would likely have been developed by Company without access to the Technology. Derivatives may include Company-created modifications, enhancements, procedures, devices, materials, software, or other technology.

1.2 "Development Data" means development plans, study protocols, findings, and data respecting the Technology and Derivatives created by Company during the Evaluation Period.

1.3 "Evaluation" means evaluation of the Technology in the Evaluation Field of Use and its related commercial potential.

1.4 "Evaluation Field of Use" means use of Technology for all fields.

1.5 "Evaluation Period" means six (6) months beginning on the Effective Date.

1.6 "Hampton" means Hampton University.

1.7 "License Agreement" means an agreement in which UVA LVG grants Company rights to make, have made, use, offer for sale, sell, and import the Technology for commercial purposes.

1.8 "License Field of Use" means the field of use, including mode of operation and indication, set forth in a License Agreement. The License Field of Use may be narrower than the Evaluation Field of Use.

1.9 "Patents" means any patent or patent application, including any continuation, continuation-in-part, divisional, or reissue in the United States or any other country, that covers or consists of the Technology and is based on intellectual property in existence as of the Effective Date.

1.10 "Technology" means the technology described in Attachment A, including any information, know-how and/or intellectual property related thereto.

1.11 "UVA" mean the Commonwealth of Virginia and the Rector and Visitors of the University of Virginia, its governors, trustees, officers, agents, employees, officials, faculty, staff and students.

## 2. EVALUATION LICENSE

2.1 Upon execution of this Agreement, UVA LVG shall disclose the Technology to Company, subject to the confidentiality obligations and restrictions of this Agreement.

2.2 UVA LVG hereby grants to Company a limited, nontransferable, exclusive license (the "Evaluation License") to UVA LVG's interest in the Technology to conduct the Evaluation during the Evaluation Period only. For clarification, the Evaluation License grants no commercial rights to the Technology. Such commercial rights may only be granted at UVA LVG's sole discretion, pursuant to a License Agreement with UVA LVG that specifies, among other things, appropriate indemnification and insurance protection for UVA LVG related to such uses of the Technology.

2.3 In the event of execution of the IIA, this Agreement shall automatically be amended to grant to Company a limited, nontransferable, exclusive license Hamptons interest in the Technology (as part of the Evaluation License) to conduct the Evaluation during the Evaluation Period only.

2.4 Company shall use reasonable efforts to complete the Evaluation during the Evaluation Period.

2.5 Company shall not use the Technology for any purpose other than the Evaluation without UVA LVG's prior written consent, which may be granted or denied in UVA LVG's sole discretion.

## 3. LICENSE OPTION

3.1 UVA LVG hereby grants to Company an exclusive option (the "Option") to negotiate the terms of an exclusive License Agreement with respect to UVA LVG's jointly owned rights in the Technology. Until termination or expiration of the Option, UVA LVG shall not grant any third party an option to a license or a license to make, have made, use, offer for sale, sell or import UVA LVG's interest in the Technology for the Evaluation Field of Use. Company may exercise the Option in the manner set forth in Sections 3.2, 3.3, and 3.4.

3.2 In the event of execution of the IIA, this Agreement shall automatically be amended to include Hampton's jointly owned rights in the Technology.

3.3 Company may exercise the Option at any time during the Evaluation Period by providing written notice to UVA LVG (the "Exercise Notice"). If Company fails to deliver the Exercise Notice prior to the expiration of the Evaluation Period, the Option shall expire.

3.4 Upon timely delivery of the Exercise Notice and provided that Hampton has executed the IIA, UVA LVG shall, within thirty (30) days, execute an exclusive license agreement with Company that substantially accords with the draft agreement attached hereto as Attachment C ~~Exhibit C~~. In the event that Hampton has not executed the IIA at the time of Company's delivery of the Exercise Notice to UVA LVG, UVA LVG shall negotiate with Company for a period not to exceed ninety (90) days an exclusive License Agreement for UVA LVG's interest in the Technology that accords with UVA LVG's policies and practices. The Parties understand and agree that no license to use the Technology for commercial or other additional purposes shall be granted, or deemed to have been granted, unless and until the Parties execute a License Agreement and neither Party is obligated to agree to terms proposed by the other Party.

## 4. CONSIDERATION

4.1 Company shall pay all patent costs associated with the Technology incurred during the Evaluation Period. UVA LVG will submit invoices to Company for any patent costs incurred during the Evaluation Period and such charges will be reimbursed to UVA LVG within thirty (30) days receipt of each notification or invoice.

4.2 Failure to make any payment or reimbursement when due shall be a material breach of this Agreement.

## 5. INTELLECTUAL PROPERTY RIGHTS

5.1 UVA LVG's rights, title, and interest in the Technology shall remain in UVA LVG, and no such rights, whether in the nature of patent, trademark, copyright or trade secret rights, are granted to Company other than the Evaluation License. Company agrees that UVA LVG retains all such rights and that Company has no proprietary rights or interest in the Technology.

5.2 UVA LVG retains the right to make all decisions regarding prosecution and maintenance of the Patents during the Evaluation Period. UVA LVG will, however, make

reasonable efforts to provide documents prepared by UVA LVG's patent counsel for review and comment by Company prior to filing.

5.3 Company shall reasonably cooperate with, and refrain from interfering with, prosecution of the Patents and shall not contest the validity of any issued Patents.

## 6. DERIVATIVES

6.1 All rights to Derivatives created during the Evaluation Period belong to Company.

6.2 Notwithstanding the foregoing Section 7.1, Company shall disclose Derivatives and Development Data to UVA LVG upon the earlier of the expiration of the Evaluation Period or the execution of a License Agreement. Thereafter, UVA LVG, UVA and any universities or non-profit institutions affiliated with UVA shall have a perpetual, limited, royalty-free, non-exclusive license to the Development Data and to make, have made, use, and import any Derivatives for research, educational, academic, or administrative purposes only.

6.3 If Company does not execute a License Agreement with UVA LVG prior to the expiration of the Evaluation Period or the License Agreement is terminated before the expiration of the full term set forth therein, UVA LVG shall automatically be granted a perpetual, non-exclusive, sublicensable, fully paid-up license to the Development Data and to make, have made, use, offer for sale, sell, and import the Derivatives for any and all confidential or non-confidential purposes.

## 7. CONFIDENTIAL INFORMATION

7.1 For purposes of this Agreement, "Confidential Information" means (i) the Technology; (ii) any information relating to the Technology, including patent applications, and all related foreign applications, continuations, continuation-in-part and divisional applications and/or (ii) any other information marked or designated confidential upon disclosure by a Party (the "Disclosing Party") to the other Party (the "Receiving Party"), including all such information disclosed prior to the date of this Agreement.

7.2 Confidential Information shall not include information (i) already in a Receiving Party's possession prior to disclosure by the Disclosing Party (as established by written documentation prepared in the ordinary course of business); (ii) previously published or published hereafter, unless such publication is a breach of this Agreement; (iii) received by a Receiving Party from a third party not under any obligation of confidentiality with respect thereto; or (iv) independently developed by an employee of a Receiving Party without access to Confidential Information (as established by written documentation prepared in the ordinary course of business).

7.3 A Receiving Party shall not use or exploit any Confidential Information for any reason other than the Evaluation, consideration or enforcement of a License Agreement, or as otherwise licensed by this Agreement.

7.4 A Receiving Party shall exercise all reasonable precautions to prevent disclosure of Confidential Information by its employees or representatives. A Receiving Party shall, at a minimum, protect the Confidential Information under the same standards of care used by the Receiving Party to protect its own confidential information.

7.5 The Parties acknowledges that the Technology and Confidential Information are unique and valuable assets and that breach of this Agreement would result in irreparable injury to the Disclosing Party that could not be remedied by monetary damages. In the event of a breach or threatened breach of this Agreement, therefore, the Disclosing Party shall be entitled to an injunction, specific performance, or any other equitable remedy to mitigate harm or potential harm. Any such equitable relief shall be in addition to and not in lieu of any other appropriate relief at law.

## 8. TERM AND TERMINATION

8.1 This Agreement will commence on the Effective Date and, unless earlier terminated pursuant to Section 8.2 or 8.3, remain in effect until that earlier of (i) expiration of the Evaluation Period or (ii) ninety (90) days after delivery of the Exercise Notice by Company.

8.2 In the event of a material breach by Company, UVA LVG may terminate this Agreement upon written notice to Company.

8.3 Company may terminate this Agreement upon thirty (30) days written notice to UVA LVG, provided Company has not committed a material and uncured breach of the Agreement.

8.4 Upon the termination or expiration of this Agreement for any reason, Company shall return all Confidential Information to UVA LVG and discontinue any and all use of the Technology.

8.5 Sections 1 (Definitions), 6 (Intellectual Property Rights), 7 (Confidential Information), 8.4 and 8.5 (Term and Termination), 9 (No Warranty), 10 (Indemnification), 11 (Assignment), 12 (Interpretation), and 14 (Notices) shall survive expiration or termination of this Agreement.

## 9. NO WARRANTY

ALL TECHNOLOGY, INTELLECTUAL PROPERTY, AND INFORMATION, GRANTED OR PROVIDED BY UVA LVG PURSUANT TO THIS AGREEMENT ("DELIVERABLES") ARE "AS IS". UVA LVG MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, MERCHANTABILITY, USEFULNESS, TITLE, OR NONINFRINGEMENT. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, SUCH AS LOSS OF PROFITS OR INABILITY TO USE DELIVERABLES. UVA LVG DOES NOT MAKE ANY WARRANTY OF ANY KIND WITH RESPECT TO FREEDOM FROM PATENT, TRADEMARK, OR COPYRIGHT INFRINGEMENT, OR THEFT OF TRADE SECRETS AND DOES NOT ASSUME ANY LIABILITY HEREUNDER FOR ANY INFRINGEMENT OF ANY PATENT, TRADEMARK, OR COPYRIGHT ARISING FROM THE USE OF DELIVERABLES. COMPANY AGREES THAT IT WILL NOT MAKE ANY WARRANTY ON BEHALF OF UVA LVG TO ANY THIRD PARTY.

## 10. INDEMNIFICATION

Company shall defend, indemnify, and hold harmless UVA and UVA LVG, and their respective trustees, officers, employees, attorneys and agents, from and against any and all claims or demands made against them (and any related losses, expenses or attorney's fees) arising out of or relating to this Agreement or the possession, use, evaluation, or application of the Technology or Confidential Information by Company. This obligation shall survive termination of this Agreement.

## 11. ASSIGNMENT

Neither Party may assign this Agreement or any of its obligations hereunder without the prior written consent of the other.

## 12. INTERPRETATION

This Agreement shall be governed by and construed under the laws of the Commonwealth of Virginia and shall not be modified or amended in any respect except in writing executed by both Parties.

## 13. JURISDICTION AND VENUE

The Parties consent to the exclusive jurisdiction of the courts of the City of Charlottesville, Virginia to resolve any and all disputes relating to this Agreement. Company hereby irrevocably and unconditionally (i) waives any objection to the laying of venue in any court located in the City of Charlottesville, Virginia with respect to any lawsuit relating to this Agreement; (ii) consents to receive service of any summons or other legal process by registered or certified mail, postage prepaid, at the address for notices described in the Section entitled "Notices" hereof; and (iii) waives any objection to the effectiveness or validity of service pursuant to subsection (ii) above.

## 14. NOTICES

Any payment, notice, or other communication required or authorized to be given hereunder shall be deemed to have been properly given and to be effective: (i) upon delivery if delivered in person, or (ii) sent by postage prepaid, registered or certified first class mail and addressed to the applicable Party at the address given below, or to such other address as such Party shall specify for itself by like notice to other Party.

*[The Balance of This Page Intentionally Left Blank -- Signature Page to Follow]*

***IN WITNESS WHEREOF***, the Parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original. This Agreement is executed by the Parties with the intent to be legally bound hereby.

The undersigned verify that they have the authority to bind to this Agreement the Party on behalf of which they are executing below.

| | |
|---|---|
| University of Virginia Patent Foundation d/b/a University of Virginia Licensing & Ventures Group | Shuttle Pharmaceuticals, Inc. |
| By: [signature]<br>Michael P. Straightiff<br>Executive Director | By: [signature]<br>Anatoly Dritschilo, MD, FACR<br>CEO |
| Date: 06/10/2019 | Date: 5/31/2019 |
| By: [signature]<br>Peter M. Grant, II<br>Chair, Board of Directors | |
| Date: 06/11/2019 | |
| Address for Notices: | Address for Notices: |
| UVA Licensing & Ventures Group<br>722 Preston Avenue, Suite 107<br>Charlottesville, VA 22903 | Shuttle Pharmaceuticals, Inc.<br>1 Research Court, Suite 450<br>Rockville, MD 20850 |
| Attention: Executive Director<br>Email: LVG@virginia.edu | Attention: CEO<br>Email:anatoly.dritschilo@shuttlepharma.org |

**Attachment A**

**Technology**

| | |
|---|---|
| UVA LVG Tech ID: | **PAN-PAAM** (2017-173) |
| Title: | Proton Activated Atomic Medicine |
| Inventors: | Dongfeng Pan, Mahendra Chordia and Tyvin A. Rich |
| Patent Application: | PCT/US2018/038946 filed June 22, 2018 |

## Attachment B

## Inter-Institutional Agreement

## INTER-INSTITUTIONAL AGREEMENT

This Inter-Institutional Agreement ("Agreement") is made and entered into effective March 7, 2019 ("Effective Date"), by and between UVA LVG and HAMPTON (identified below). UVA LVG and HAMPTON are referred to herein individually as "Party" or together as the "Parties". This Agreement consists of: Part 1 ("Transaction Terms") which identifies the Parties, the patent rights subject to this Agreement, the economic arrangements between the Parties, and other transaction-specific terms; Part 2 ("General Terms") which contains the general terms and conditions; and Exhibit A which includes terms to be included in any license of the Patent Rights (defined below) subject to this Agreement.

The Parties hereby agree as follows:

### Part 1 – Transaction Terms

| | | | | |
|---|---|---|---|---|
| UVA LVG<br>University of Virginia Patent Foundation d/b/a<br>University of Virginia Licensing & Ventures Group ("UVA LVG")<br>722 Preston Avenue, Suite 107<br>Charlottesville, VA 22903<br>Attn: Executive Director<br>Email: LVG@virginia.edu | | | HAMPTON<br>Hampton University ("HAMPTON")<br>Office of Governmental Relations<br>100 East Queen Street, Office #100<br>Hampton, Virginia 23668-0099<br>Attn: Bill Thomas<br>Email: bill.thomas@hamptonu.edu | |
| *Patent Rights* | *Internal Reference No.* | *Serial No./Date of Filing* | *Title* | *Inventors (including employer at time of invention)* |
| | UVA LVG<br>2017-173<br><br>HAMPTON<br>LE-11406-810889-000 | US 62/523,349, filed June 22, 2017; and PCT/US2018/038946, filed June 22, 2018 | Proton Activated Atomic Medicine | Dongfeng Pan, UVA<br>Mahendra Chordia, UVA<br>Tyvin A Rich, HAMPTON |
| *Share of Net Consideration* | UVA LVG: 50%<br>HAMPTON: 50% | | | |
| *Share of Patent Expenses* | UVA LVG: 50%<br>HAMPTON: 50% | | | |
| *Patent Expense Notice Level* | $8,000 | | | |
| *Consequences of Withdrawal* | non-Withdrawing Party recovers one (1) time the Covered Expenses | | | |
| *Past Patent Expenses* | UVA LVG: $23023.25 | | | |

| | |
|---|---|
| *Third-Party Interests* | Virginia Department of Health |
| *Governing Law* | Commonwealth of Virginia, United States of America |

**Part 2 – General Terms**

**1. Definitions**

The following capitalized terms have the meanings set forth below.

"Cooperating Institution" means HAMPTON, except where UVA LVG is a Withdrawing Party, in which case UVA LVG is the Cooperating Institution.

"Covered Expenses" has the meaning given in Section 2.3.

"Extraordinary Patent Expenses" means Patent Expenses that are either (a) in excess of the Patent Expense Notice Level set forth in the Transaction Terms, or (b) incurred in the defense of a challenge made to the validity of Patent Rights, such as an *inter partes* review, post grant review, covered business method review, or a derivation or interference or opposition proceeding, or any other proceeding or action before a court or a tribunal of competent jurisdiction.

"General Terms" has the meaning given in the first paragraph of this Agreement.

"Lead Institution" means UVA LVG, except where UVA LVG is a Withdrawing Party, in which case HAMPTON is the Lead Institution.

"License Agreement" means any agreement entered into by Lead Institution pursuant to the rights conferred by this Agreement granting Licensee the right to make, have made, import, use, offer to sell or sell products or services covered by Patent Rights, or any agreement granting an option for such a license.

"License Consideration" means collectively all money and other items of value, including up-front license fees (whether cash, equity, or other consideration), annual maintenance fees, patent expense reimbursements, milestone fees, minimum royalties, earned royalties, and other consideration received from a Licensee or its sublicensees, or otherwise received on account of licensing or optioning the Patent Rights.

"Licensee" means a third party granted an interest in the Patent Rights pursuant to a License Agreement with Lead Institution.

"Net Consideration" means the License Consideration less the unreimbursed Patent Expenses paid by the Parties.

"Patent Expenses" means all reasonable, out-of-pocket expenses incurred for the preparation, filing, prosecution, maintenance or defense of Patent Rights, both past and future. For avoidance of doubt, the salaries and overhead costs of each Party's technology transfer office or legal affairs office are not included as out-of-pocket expenses for purposes of calculating the Patent Expenses.

"Patent Rights" means worldwide rights to: the inventions described and claimed in the patents and patent applications identified as Patent Rights in the Transaction Terms; reissues, reexaminations, renewals, extensions, divisionals, continuations (including continuations-in-part (CIPs) only to the extent that the claims in such CIPs are entitled to the priority date of, and fully supported by, another patent or application in the Patent Rights) of the foregoing; and any extensions of or supplementary protection certificates referencing any of the foregoing, foreign counterparts and any other forms of protection directed to the inventions covered by the patents and patent applications identified as Patent Rights in the Transaction Terms.

"Share of Net Consideration" means the respective percentage allocated to each Party of Net Consideration, as set forth in the Transaction Terms.

"Share of Patent Expenses" means the respective responsibility allocated to each Party for Patent Expenses, as set forth in the Transaction Terms.

"Third-Party Interests" means rights of licensees, research sponsors (including the U.S. government) or other third parties in the Patent Rights or in the proceeds of licensing the Patent Rights, other than inventors' interest under the Parties' intellectual property policies. The Third-Party Interests, if any, are identified in the Transaction Terms.

"Transaction Terms" has the meaning given in the first paragraph of this Agreement.

"Withdrawing Party" means a Party that either (a) notifies the other Party that it elects to not pay or to discontinue paying all or some portion of its future Share of Patent Expenses in accordance with Sections 2.2, 4.1(b) or 4.1(c), including declining to pay expenses in excess of the Patent Expense Notice Level set forth in the Transaction Terms, or (b) defaults in its obligation to pay its Share of Patent Expenses and does not cure such default within sixty (60) days of written notice of the default.

**2. Patent Prosecution and Protection**

2.1 Authority to File Patents. The Lead Institution has the responsibility and authority to take all reasonable actions necessary and appropriate to seek patent protection for the Patent Rights in accordance with the terms of this Agreement. The Lead Institution may not delegate this authority to a Licensee or any other party, unless such delegation is approved in writing by the Cooperating Institution for a particular Licensee. Although the Lead Institution will have the ultimate decision authority in these matters, the Lead Institution will use reasonable efforts to keep the Cooperating Institution reasonably informed as to all material patent prosecution actions and decisions, and the Lead Institution will give due consideration to any recommendations made by the Cooperating Institution concerning the patent prosecution. Lead Institution will provide, or direct outside patent counsel to provide, Cooperating Institution with all serial

numbers and filing dates, together with copies of all applications in the Patent Rights and patents that issue from the Patent Rights, including copies of all office actions, responses and all other communications from the U.S. Patent and Trademark Office and the patent offices in any other jurisdictions.

2.2 Foreign Patent Prosecution. Notwithstanding Section 2.1, in instances where there is no commitment from a Licensee to reimburse Patent Expenses, Lead Institution will consult with the Cooperating Institution regarding foreign filings reasonably in advance of the filing deadline. If either Party is not willing to pay its Share of Patent Expenses for any such foreign filing, it will so notify the other Party in writing in accordance with Section 4.1(c) and the consequences stated under Section 2.3 will apply if the other Party elects to proceed with foreign filings.

2.3 Consequences of Withdrawing from Paying or Defaulting on Payment of Patent Expenses. If a Party becomes a Withdrawing Party, then the other Party may elect to either terminate this Agreement by providing 30 days' prior written notice, or to pay the Withdrawing Party's Share of Patent Expenses (the "Covered Expenses"). If the other Party elects to pay the Covered Expenses, the "Consequences of Withdrawal" indicated in the Transaction Terms will apply, subject to the following:

(a) If the Transaction Terms indicate a recovery of a multiple of the Covered Expenses, the Party paying the Covered Expenses will be entitled to recover that amount from the first of any License Consideration reasonably attributable to Patent Rights; and

(b) Nothing in this Section 2.3 will eliminate the right of a Withdrawing Party under Section 4.2(b) to reimbursement of Patent Expenses actually paid by the Withdrawing Party.

2.4 Abandonment of Patent Rights by Lead Institution. The Lead Institution will not abandon the prosecution of any patent application (except in favor of a continuation, divisional or continuation-in-part application) or the maintenance of any Patent Rights without notifying the Cooperating Institution in writing at least 90 days in advance of any applicable deadline and allowing the Cooperating Institution the opportunity to prosecute or maintain such Patent Rights at its sole expense in the name of the Cooperating Institution and Lead Institution. If the Cooperating Institution wishes to continue prosecution of such Patent Rights, then the Parties will negotiate in good faith an appropriate arrangement to enable the Cooperating Institution(s) to continue prosecution and commercialization of such Patent Rights, which may include the Parties entering into a new agreement that gives the Cooperating Institution the lead in patent prosecution and licensing with appropriate adjustments in the economic arrangements between the Parties.

2.5 Patent Assignments. Lead Institution will record assignments of Patent Rights in the names of the Lead Institution and the Cooperating Institution in the U.S. Patent and Trademark Office and other government patent offices, as applicable, and will provide the Cooperating Institution with a copy of each recorded assignment.

**3. Licensing**

3.1 Exclusive Right to License. Subject to the terms and conditions of this Agreement and Lead Institution's compliance therewith, Cooperating Institution hereby grants to Lead Institution (a) the exclusive right and final authority to negotiate, execute, and administer License Agreements that comply with the requirements of Section 3.6, and (b) except as permitted under Section 3.4, the exclusive license to grant licenses to Cooperating Institution's rights in the Patent Rights. Cooperating Institution will not license the Patent Rights, except as permitted under Section 3.4. For avoidance of doubt, neither Party assigns any right, title or interest under or to the Patent Rights to the other Party.

3.2 Efforts to License. Lead Institution will use reasonable efforts, consistent with its usual practices, to seek Licensee(s) for the commercial development of Patent Rights and will administer all License Agreements for the mutual benefit of the Parties and in the public interest. Lead Institution will exercise reasonable efforts to ensure that any Licensee fully complies with the terms of any License Agreement. Under no circumstances will Lead Institution be liable to the Cooperating Institution for monetary damages for any alleged failure by Lead Institution to meet the obligations stated in this Section 3.2.

3.3 License Agreement. Lead Institution will provide the Cooperating Institution with a substantially final draft of any License Agreement or amendment to a License Agreement prior to execution for the Cooperating Institution to review for compliance with Section 3.6 of this Agreement. Cooperating Institution agrees that if it does not provide objections or comments within 10 business days of its receipt of the substantially final draft of the License Agreement or amendment, Cooperating Institution will be deemed to have approved it. Cooperating Institution acknowledges that the Cooperating Institution may not withhold approval of a License Agreement or amendment because of its expected financial return (e.g., royalties or equity level). The Lead Institution will provide the Cooperating Institution a copy of any License Agreement or amendment that is executed.

3.4 Reserved Rights. Each Party expressly reserves the right to use the Patent Rights and associated inventions or technology for educational and research purposes, and to grant such educational and research rights to other non-profit institutions. Each Party can also license rights to the U.S. government as required by its obligations related to research funding.

3.5 No Agency Relationship. This Agreement does not create an agency relationship between the Parties.

3.6 Terms of License Agreements. License Agreements must include the terms identified in Exhibit A and be consistent with any policies and requirements of the Cooperating Institution identified in Exhibit A, except to the extent that a License Agreement with deviations therefrom is approved in writing by the Cooperating Institution or deemed approved in accordance with Section 3.3.

3.7 Equity in Licensees. If the License Consideration includes equity in the Licensee, the Lead Institution will in accordance with its regular practices, hold such equity until it receives cash on account of such equity whether by way of dividend, sale of shares, merger or other transaction or event and then allocate and distribute such cash as License Consideration

hereunder. The Lead Institution will use its reasonable efforts to obtain for the Cooperating Institution information about the Licensee relevant to the equity issuance that is reasonably requested by the Cooperating Institution. At its sole discretion and upon written request by Cooperating Institution to Lead Institution, Lead Institution will within 180 days of such request allocate the equity among the Parties in accordance with each Party's Share of Net Consideration and distribute, transfer, or convey to Cooperating Institution its share of the equity.

3.8 No Implied License. This Agreement grants no express or implied license in any rights of either Party except for the rights explicitly granted in Patent Rights.

**4. Financial Terms**

4.1 Patent Expenses.

(a) The Patent Expenses invoiced to the Parties prior to the Effective Date are identified as Past Patent Expenses in the Transaction Terms. Within 90 days of the Effective Date, the other Party will pay its Share of Patent Expenses with respect to the Past Patent Expenses to the Party that incurred such expenses.

(b) The Lead Institution will be solely responsible for reviewing and approving all Patent Expenses incurred after the Effective Date and for ensuring that all Patent Expenses are paid in a timely manner. The Lead Institution will furnish to the Cooperating Institution copies of all invoices for Patent Expenses on a regular basis. The Cooperating Institution, within 90 days after receipt of the invoices, will reimburse to the Lead Institution its Share of Patent Expenses which have been paid by the Lead Institution and not reimbursed from License Consideration. Notwithstanding the foregoing, Lead Institution will notify Cooperating Institution prior to incurring any Extraordinary Patent Expenses. In the event such advance notice is given, the Cooperating Institution may elect to pay its Share of Patent Expenses for such Extraordinary Patent Expenses or decline to pay such share and the consequences stated in Section 2.3 will apply. In the event Extraordinary Patent Expenses are incurred and advance notice was not given, Cooperating Institution will not be responsible for reimbursing any portion of such Extraordinary Patent Expenses.

(c) Upon at least sixty (60) days' prior written notice from a Party to the other Party, such Party may decline to pay its Share of Patent Expenses incurred after such notice period for either of the following as specified in such notice: (i) all Patent Expenses outside the United States, or (ii) all Patent Expenses. If the other Party pays such Patent Expenses, then the consequences stated in Section 2.3 will apply.

4.2 License Consideration.

(a) The Lead Institution will have the responsibility, obligation and authority to receive and collect the License Consideration payable under the License Agreement, and perform such audits under the License Agreement as the Lead Institution deems appropriate. The Lead Institution will keep the Cooperating Institution informed as to all receipts of the License Consideration in accordance with Section 5.2. The Lead Institution will keep the Cooperating

Institution reasonably informed of any material delinquencies, deficiencies or defaults by the Licensee in performing the License Agreement.

(b) The Lead Institution will deduct from the License Consideration and retain for itself or reimburse the Cooperating Institution the Patent Expenses, which will be distributed to the Parties in proportion to the Patent Expenses actually paid by each Party and not yet reimbursed, including Past Patent Expenses. The Net Consideration will be distributed to the Cooperating Institution in accordance with the Share of Net Consideration set forth in the Transaction Terms. Each Party will be responsible for paying out of its Share of Net Consideration any obligations it owes with respect to Third-Party Interests, unless stated otherwise in the Transaction Terms. The Lead Institution may not deduct or retain for itself or reimburse the Cooperating Institution for any costs or expenses other than Patent Expenses, unless otherwise agreed in writing by the Parties.

4.3 Allocation of Proceeds. If the Lead Institution licenses the Patent Rights together with other patent or intellectual property rights controlled by Lead Institution that are not covered by this Agreement, the Parties will negotiate in good faith to determine the portion of the gross licensing proceeds received under the License Agreement that are attributable to the Patent Rights.

4.4 Inventors. Each Party will be solely responsible for calculating and distributing to its respective inventors their share of Net Consideration or equity allocated to it under Section 3.7 in accordance with the Party's own policy.

**5. Records, Reports and Audits**

5.1 Books and Records. Lead Institution will keep complete, true and accurate accounts of all Patent Expenses and of all License Consideration received by it from each Licensee of the Patent Rights and will permit the Cooperating Institution to examine its books and records in order to verify the payments due or owed under this Agreement.

5.2 Payments and Reports. Lead Institution will calculate the allocation of License Consideration in accordance with the terms of this Agreement and furnish to the Cooperating Institution a written report of receipts and calculations and deliver the Net Consideration due to the Cooperating Institution, if any, with the report. Such reports and distributions will be provided with the same frequency that Lead Institution distributes revenue to its inventors, but no less frequently than semi-annually. Lead Institution will provide the Cooperating Institution copies of reports, sublicense agreements and other material documents received from Licensees.

5.3 Annual Reports. Upon request by Cooperating Institution, Lead Institution will submit to Cooperating Institution a report setting forth the status of all patent prosecution, commercial development and licensing activity relating to the Patent Rights for the preceding twelve months.

**6. Patent Challenge or Infringement**

6.1 Notification of Challenge or Infringement. If either Party learns of a claim by a third party challenging the validity of any Patent Rights (such as a court action, an *inter partes* review, a post grant review, a covered business method review, or a derivation or interference or opposition proceeding) or a potential infringement of the Patent Rights, it will promptly notify the other Party. Subject to the rights granted to the Licensee in any License Agreement, the Parties agree to discuss the situation and determine in good faith how best to proceed.

6.2 Right to Defend Patents Rights. In the event of a challenge to the validity of any Patent Rights by a third party, the Lead Institution will have the right, but not the obligation, to defend such challenge in the absence of the Parties reaching another agreement on how to respond to such challenge.

**7. Notice**

Any notice or payment required to be given to a Party will be sent to the address of that Party specified in the Transaction Terms. If an email address is included for a Party in the Transaction Terms, then transmission of an email to that email address will constitute valid notice under this Agreement. Any Party may notify the other in writing of a change of address, in which event any subsequent communication relative to this Agreement will be sent to the last said notified address. All notices and communications relating to this Agreement will be deemed to have been given when received.

**8. Confidentiality of Licensee Information**

If required by a License Agreement, each Party will, to the extent permitted by law, keep confidential the terms of such License Agreement and any business information received from the Licensee (e.g., revenues, business development reports, milestones accomplished, sublicensee information and sublicense agreements), except that a Party may report revenue it receives in accordance with its reporting requirements to sponsors and may include such revenue in aggregate licensing revenue reported by such Party.

**9. Term and Termination**

9.1 Term Duration. This Agreement is effective from the Effective Date and will remain in effect until the later of (i) the expiration date of the last-to-expire patent under Patent Rights or (ii) one year after the last patent or patent application under the Patent Rights is abandoned, unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement.

9.2 Termination for Convenience. Either Party may terminate this Agreement without cause at any time upon 90 days' prior written notice to the other Party, unless either (a) there is a License Agreement in effect at such time that provides License Consideration in excess of Patent Expenses, or (b) the Lead Institution notifies the terminating Cooperating Institution that it is actively engaged in good faith negotiations with a bona fide potential Licensee and the Lead Institution consummates a License Agreement with such potential Licensee within 120 days of the notice of termination and such License Agreement provides License

Consideration in excess of Patent Expenses; provided, however, that for a Withdrawing Party to exercise this right of termination, prior to termination it must repay the other Party the Covered Expenses that have not already been recovered from License Consideration. For the purpose of this Section, "actively engaged" means that there has been at least one exchange of a draft License Agreement or term sheet between the Lead Institution and the bona fide potential Licensee within 60 days after receipt of the notice of termination.

9.3 Termination for Cause. Either Party may terminate this Agreement for cause by written notice in the event the other Party materially breaches this Agreement and does not cure the breach within 30 days of such written notice. In addition, a Party may elect to terminate this Agreement in the circumstances specified in Section 2.3.

9.4 Effect of Agreement Termination on Patent Rights. After termination of this Agreement and subject to any previously signed License Agreement and applicable law, each Party may separately license its interest in the Patent Rights on a worldwide basis and no Party will have any ongoing obligations to share Patent Expenses or share or account for revenues under such licenses; provided, however, if this Agreement is terminated in circumstances that do not require the Withdrawing Party to repay Covered Expenses in accordance with Section 9.2 and a Withdrawing Party thereafter licenses any Patent Rights, it will be obligated to repay to the other Party out of the first proceeds of any such license all Covered Expenses to the extent that the other Party has not already recovered such amounts from License Consideration, such obligation to survive termination of this Agreement.

9.5 Other Effects of Termination.

(a) Termination will not affect any previously signed License Agreement or the distribution of License Consideration thereunder if still appropriate, and the applicable provisions of this Agreement will continue to be applied.

(b) Termination of this Agreement will not relieve any Party of any obligation or liability accrued under this Agreement before termination, or rescind any payments made or due before termination.

(c) Apart from the provisions specifically set forth in this Section 9, the Parties will have no further rights or obligations under this Agreement.

9.6 Surviving Terms. Any termination of this Agreement pursuant to this Section 9 will not affect the rights and obligations set forth in this Section 9 as well as the following Sections of the General Terms, all of which will survive termination: 8 (Confidentiality of Licensee Information), 11 (Disclaimer; Limitations), and 14 (Governing Law).

**10. Representations.**

10.1 Assignment by Inventors. Each Party represents that its inventors have assigned or are obligated to assign to such Party all of the inventors' rights in the Patent Rights, and that such Party will use diligent efforts to cause its inventors to sign any additional papers as may be necessary to evidence such assignment.

10.2 No Conflict. Except for the Third-Party Interests identified in the Transaction Terms and any rights granted pursuant to Section 3.4, each Party represents that, to the knowledge of its technology transfer office or other licensing office or department, it has not granted any rights to any entity or person in the Patent Rights.

**11. Disclaimers; Limitations.**

EXCEPT AS SET FORTH IN SECTION 10, NO PARTY EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PATENT RIGHTS. IN ADDITION, EACH OF THE PARTIES EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE PRACTICE OF THE PATENT RIGHTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES. No Party will make statements, representations, or warranties, or accept liabilities or responsibilities, with respect to or potentially involving the other Party, that are inconsistent with this Section.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL ANY PARTY BE RESPONSIBLE FOR ANY INCIDENTAL DAMAGES, CONSEQUENTIAL DAMAGES, EXEMPLARY DAMAGES OF ANY KIND, LOST GOODWILL, LOST PROFITS, LOST BUSINESS AND/OR ANY INDIRECT ECONOMIC DAMAGES WHATSOEVER REGARDLESS OF WHETHER SUCH DAMAGES ARISE FROM CLAIMS BASED UPON CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY OR OTHER LEGAL THEORY), A BREACH OF ANY WARRANTY OR TERM OF THIS AGREEMENT, AND REGARDLESS OF WHETHER A PARTY WAS ADVISED OR HAD REASON TO KNOW OF THE POSSIBILITY OF INCURRING SUCH DAMAGES IN ADVANCE.

**12. Sponsor Reporting**

Each Party will assume responsibility for reporting the Patent Rights to its own government and other research sponsors as may be required, provided that if Lead Institution and the Cooperating Institution both received federal funding for the research that resulted in the Patent Rights, then the Lead Institution will take responsibility for the federal reporting, and provide viewing rights or copies of sponsor reports to the Cooperating Institution.

**13. Use of Names**

Each Party agrees that it will not use the name of any other Party or a Licensee in any advertising or publicity material, or make any form of representation or statement which would constitute an express or implied endorsement by such other Party of any licensed product or service, and that it will not authorize others to do so, without having obtained written approval from such other Party or Licensee. Notwithstanding the foregoing, either Party may make factual statements regarding the existence of this Agreement and that Lead Institution is managing commercialization of the Patent Rights. After a License Agreement is executed, the Parties may

make factual statements that the Patent Rights have been licensed to a particular Licensee, except to the extent limited by Section 8.

**14. Governing Law**

This Agreement will be governed by and interpreted, and its performance enforced in accordance with the laws of the jurisdiction specified in the Transaction Terms, without giving effect to choice of law and conflicts of law principles, except that the scope and validity of any patent application or patent will be governed and enforced by the laws of the applicable country of the patent application or patent.

**15. Publication**

Each Party reserves the right to publish related to the Patent Rights, in accordance with each Party's own policies and practices. A License Agreement will not give Licensee the right to review an advance copy of the proposed publication by any of the Parties relating to the Patent Rights unless such Party has specifically agreed in advance in writing to the inclusion of and scope of such provision.

**16. Complete Agreement**

This Agreement sets forth the complete agreement of the Parties concerning the subject matter hereof. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either Party will have any force or effect unless in writing, signed by duly authorized representatives of the parties.

**17. Counterpart Signatures; Electronic Delivery**

The Parties may execute this Agreement in one or more counterparts, which may be by electronic signature or transmission, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, and will be given the effect of an original signature upon receipt by the other Party of the electronic signature or transmission.

**IN WITNESS WHEREOF**, the parties have caused this Agreement to be executed as of the Effective Date:

| **University of Virginia Patent Foundation d/b/a University of Virginia Licensing & Ventures Group** | | **Hampton University** | |
|---|---|---|---|
| By | [signature] | By | |
| Name | Patrick J. Klepcyk | Name | |
| Title | Director, Licensing | Title | |
| Date | 3/21/19 | Date | |

**Exhibit A**

**License Agreement Requirements**

All License Agreements will contain terms covering the following:

1. Reservation of rights to all parties to the Inter-Institutional Agreement ("IIA") and, where possible, the right to license such rights to other non-profit research institutions, to use the Patent Rights in future for research and educational purposes without payment to the Licensee;
2. Reservation of rights to government entities and to private sponsors (to the extent such rights are required under sponsored research agreements and disclosed in the IIA)
3. Payment of earned royalties on net sales by licensee and any sublicensee;
4. Reimbursement of all patent prosecution expenses if the license is exclusive;
5. Product development and commercialization diligence if the license is exclusive, including milestones;
6. Periodic reports (at least annually) covering development and commercialization efforts and sale of products, including date of first commercial sale for each product;
7. Standard audit rights exercisable by the Lead Institution;
8. Indemnification of all parties to the IIA;
9. Disclaimer on behalf of all parties to the IIA of all warranties, including validity, enforceability and non-infringement of the Patent Rights;
10. Limitation of damages for all parties to the IIA to direct damages only;
11. Prohibition on the use of the names, logos and trademarks of the parties to the IIA;
12. Unfettered right on part of all parties to the IIA to publish in connection with the Patent Rights (with reasonable delays for review for confidentiality and filing for intellectual property protection);
13. Maintenance of general liability insurance as is standard for the business of the Licensee at its various stages of development and commercialization, naming all of the parties to the IIA as additional insureds, or appropriate self-insurance provisions.
14. For start-up companies, annual reporting of business information, including funding, employees, hiring and other information on request.
15. Compliance with laws, including export control laws.

**Attachment C**

**Exclusive License Agreement**

**EXCLUSIVE LICENSE AGREEMENT**

**University of Virginia Licensing & Ventures Group – Shuttle Pharmaceuticals, Inc.**

This Exclusive License Agreement (hereinafter "Agreement") is made this [date] day of [month], 2019 ("Effective Date") by and between the University of Virginia Patent Foundation d/b/a University of Virginia Licensing & Ventures Group, a Virginia non-profit corporation, having a principal place of business at 722 Preston Avenue, Suite 107, Charlottesville, Virginia 22903 ("UVA LVG"), and Shuttle Pharmaceuticals, Inc., a Maryland for-profit corporation having a principal place of business at Shuttle Pharmaceuticals, Inc., 1 Research Court, Suite 450 Rockville, MD 20895 ("Licensee") (each a "Party" and collectively the "Parties").

***WITNESSETH***

***WHEREAS***, UVA LVG, as assignee of the University of Virginia, owns rights in certain Technology (as hereinafter defined) relating to compositions and methods for treating cancer;

***WHEREAS***, UVA LVG and Hampton University entered into an inter-institutional agreement dated [date], and attached hereto as Attachment D, whereby Hampton has granted to UVA LVG its right to grant licenses to third parties;

***WHEREAS***, Licensee desires to obtain rights in and to the Technology;

***WHEREAS***, UVA LVG is willing to grant a license to the Technology to Licensee, but only in strict compliance with the terms of this Agreement;

***NOW, THEREFORE***, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties agree as follows:

**1. DEFINITIONS**

As used in this Agreement:

1.1 "Change of Control" means an acquisition of at least fifty percent (50%) of the outstanding Equity Securities of Licensee (on a fully diluted basis) by a third party which is not an Affiliate of Licensee; a merger or consolidation of Licensee with another entity which is not an Affiliate of Licensee, following which Licensee is not the surviving entity unless the owners of at least a majority of the Equity Securities of Licensee immediately prior to such merger or consolidation continue to own at least a majority of the issued and outstanding equity securities of the surviving entity immediately following such merger or consolidation; or the sale or disposition by the Licensee of substantially all of its intellectual property assets to a third party which is not an Affiliate of Licensee.

1.2 "Clinical Trial" means use of a Licensed Product in humans as part of an investigation or study approved by an IRB in accordance with 21 CFR Part 312.

1.3 "Equity Securities" means financial instruments, records, or securities that evidence ownership interests in Licensee including, without limitation, common stock in a

corporation, membership units, shares, or interests in a limited liability company, or partnership interests or shares of a limited partnership. Equity Securities confer voting rights equivalent to the percentage of ownership specified therein.

1.4 "FDA" means the U.S. Food & Drug Administration.

1.5 "Field of Use" means use of Licensed Technology in Primary Field of Use and all other fields of use.

1.6 "HAMPTON" means Hampton University

1.7 "IND" means an investigational new drug application submitted to the FDA under 21 CFR Part 312 concerning use of a new drug or biologic in a Clinical Trial.

1.8 "Institutional Review Board" or "IRB" means a board, committee, or other group formally designated by an institution to review biomedical research involving human subjects in accordance with 21 CFR Part 56.

1.9 "IP Costs" means expenditures to obtain or maintain Patents or other IP Rights. IP Costs include, without limitation, expenditures related to administrative proceedings concerning the validity or invalidity of patent protection for the Licensed Technology, including proceedings pursuant to 35 USC §§131-135, 251-256, 302-306, or 311-329.

1.10 "IP Rights" means intellectual property rights, such as Patents, trade secrets or know-how that cover, or relate to, the Technology.

1.11 "Licensed Know-How" means information or knowledge, including but not limited to test results, research methodology, and published matter created by or derived from the activities of the inventors of the Licensed Patents that is useful for the commercialization of Licensed Products, including Confidential Information, publicly available information, and information not readily reducible to tangible form prior to specific inquiry by Licensee.

1.12 "Licensed Patent(s)" or "Patent(s)" means the patents and patent applications identified in Attachment A, together with any and all substitutions, extensions, divisionals, continuations, continuations-in-part (to the extent that the claimed subject matter of such continuations in part is disclosed in the parent Patent and rights to the continuations in part are not obligated to a third party), foreign counterparts of such patent applications and any patents which issue thereon anywhere in the world, including reexamined and reissued patents.

1.13 "Licensed Product" or "Product" means any product that constitutes, is based on, incorporates or uses, wholly or in part, Licensed Technology.

1.14 "Licensed Technology" or "Technology" means collectively (i) the Licensed Patents and (ii) the Licensed Know-How. The Technology is provided "as is" and excludes all technology created after the Effective Date.

1.15 "NDA" means a new drug application submitted to the FDA under 21 CFR Part 314.

1.16 "NDA Approval" means FDA approval under 21 CFR Part 314 for Licensee to market and distribute commercially a new drug as a Licensed Product(s) within the Field of Use.

1.17 "Net Sales" means the total Revenues received from the manufacture, use, or Sale of Licensed Products, less the total of all:

1.17.1 Discounts allowed in amounts customary in the trade;

1.17.2 Sales tariffs, duties and/or taxes imposed on the Licensed Products;

1.17.3 Outbound transportation prepaid or allowed; and

1.17.4 Amounts allowed or credited on returns.

No deduction shall be made for commissions paid to individuals (whether independent sales agents or persons regularly employed by Licensee).

1.18 "Phase I Clinical Trial" means a Clinical Trial in which human subjects are exposed to or treated with a Licensed Product primarily for the purpose of evaluating safety and tolerability.

1.19 "Phase II Clinical Trial" means a Clinical Trial either (i) designed to provide a preliminary evaluation of the activity or effectiveness, common short-term side effects, risks, or other characteristics of a Licensed Product for particular indications; or (ii) as otherwise indicated as being a Phase II Clinical Trial in its protocol.

1.20 "Phase III Clinical Trial" means an adequate and well-controlled Clinical Trial in accordance with 21 CFR §314.126 to demonstrate whether a Licensed Product(s) has sufficient safety and effectiveness as necessary for NDA Approval.

1.21 "Practical Application" means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case under such conditions as to establish that the Licensed Technology is being utilized and that its benefits are, to the extent permitted by law or government regulations, available to the public on reasonable terms.

1.22 "Primary Field of Use" means use of Licensed Technology as a therapy for human cancers.

1.23 "Regulatory Approval" means all approvals necessary for the manufacture, marketing, importation and sale of a Licensed Product in the Field of Use which may include all applicable regulatory (FDA or otherwise) and notification requirements.

1.24 "Related Work(s)" means a patentable or unpatentable invention, data, or know-how created by at least one (1) inventor of the Licensed Technology that (i) has application within the Field of Use; (ii) is disclosed and assigned to UVA LVG within two (2) years of the Effective Date and prior to any Change of Control; (iii) is not otherwise obligated to any third party; and (iv) the making, using, offering for Sale, Selling, or importing of which is likely to infringe the Licensed Patents.

1.25 "Revenue" means the U.S. dollar value of all consideration realized from the Sale of Licensed Product(s).

1.26 "Royalties" means the U.S. dollar amounts to be paid by Licensee and Sublicensees to UVA LVG based on a percentage of Net Sales.

1.27 "Sale," "Sold" and "Sell" means sales, leases, licenses, rentals, provision of services with, and other transfers of a Licensed Product.

1.28 "Sales Threshold I" means cumulative Net Sales of at least twelve million dollars ($12,000,000).

1.29 "Sales Threshold II" means cumulative Net Sales of at least thirty million dollars ($30,000,000).

1.30 "Sublicensee" means any third party to whom Licensee has granted a Sublicense.

1.31 "Sublicense" means an agreement in which Licensee:

1.31.1 Grants or otherwise transfers any of the rights granted hereunder or other rights that are relevant to designing, developing, testing, making, using, or selling of Licensed Products;

1.31.2 Agrees not to assert the Licensed Rights or agrees not to sue, prevent or seek a legal remedy for the practice of same;

1.31.3 Assigns or otherwise transfers this Agreement other than as permitted under the Assignment Section hereinbelow; or

1.31.4 Is under an obligation to do any of the foregoing, or to forbear from offering or doing any of the foregoing with any other entity, including licenses, option agreements, right of first refusal agreements, standstill agreements, settlement agreements or other agreements.

1.32 "Sublicensing Revenue" means the fair market cash value of any and all consideration received by Licensee from Sublicensees under or otherwise in connection with its Sublicenses, including without limitation license issue fees, option fees and other licensing fees, milestone payments, minimum annual royalties equity or other payments of any kind whatsoever (but excluding running royalties paid for Net Sales of Licensed Products by Sublicensees), or any other consideration, irrespective of the form of payment.

1.33 "UVA" means the Commonwealth of Virginia and the Rector and Visitors of the University of Virginia, its governors, trustees, officers, agents, employees, officials, faculty, staff, and students.

## 2. LICENSE

2.1 UVA LVG hereby grants to Licensee and Licensee hereby accepts an exclusive, world-wide right to use the Licensed Patents to make, have made, use, import, offer for Sale and Sell Licensed Products in the Field of Use.

2.2 UVA LVG hereby grants to Licensee and Licensee hereby accepts a non-exclusive, world-wide right to use the Licensed Know-How to make, have made, use, import, offer for Sale and Sell Licensed Products in the Field of Use.

2.3 Licensee shall have the right to sublicense any or all of the rights licensed hereunder to non-affiliated third parties, provided that:

2.3.1 Each Sublicense obligates the Sublicensee to comply with the terms of this Agreement;

2.3.2 Licensee does not receive and does not agree to receive anything of value other than cash in consideration for a Sublicense, unless expressly agreed in writing by UVA LVG after review of the proposed transaction as a whole, and in which case such value will be subject to the

Sublicensing Revenues provisions set forth below and approval of which shall not be unreasonably withheld or delayed;

2.3.3 Each Sublicense is otherwise consistent with the terms and conditions of this Agreement;

2.3.4 A copy of each Sublicense is provided to UVA LVG within a commercially reasonable time following its execution together with a written statement disclosing any and all prior, contemporaneous, planned and proposed contractual relationships between Licensee and the Sublicensee; and

2.3.5 Licensee represents and warrants that no such other contractual relationships contain consideration due to Licensee reasonably attributable to the sublicensed rights. Licensee agrees to be fully responsible for the performance of its Sublicensees hereunder.

2.4 UVA LVG will attempt to identify and disclose each Related Work, if any, to Licensee. Upon disclosure of a Related Work by UVA LVG to Licensee, Licensee shall have a forty-five (45) day exclusive option (an "Option") to negotiate terms of a license (or amendment to this Agreement) granting Licensee the right to make, have made, use, offer for Sale, Sell and import such Related Work(s) for commercial purposes ("Related Works License"). Each Related Works License shall, if appropriate, (i) provide UVA LVG with commercially reasonable financial consideration; (ii) obligate Licensee to use commercially reasonable efforts to commercialize the subject Related Works in accordance with mutually agreed diligence milestones; and (iii) incorporate or include all other terms of the Agreement.

2.5 All rights granted to Licensee by UVA LVG hereunder are subject to a reservation of rights by UVA LVG on behalf of itself, UVA and HAMPTON to use and practice the Licensed Technology for educational, research, teaching, training, patient care and other scholarly purposes, including but not limited to sponsored research and collaborations with commercial entities, and to authorize others to engage in such activity on a non-exclusive, royalty-free basis. Further, UVA, HAMPTON and the inventors of the Licensed Technology retain the right to publish any information related to or constituting the Licensed Technology.

2.6 This Agreement does not restrict UVA's or HAMPTON's right and/or ability to conduct further research and development in the Field of Use or other fields.

2.7 All Licensed Products shall be manufactured and sold by Licensee in compliance with all applicable governmental laws, rules and regulations. Licensee shall keep UVA LVG fully informed of, and shall move expeditiously to resolve any investigation, inquiry or complaint by a governmental body related to Licensed Products.

2.8 If Licensed Technology was developed with any funds of the United States federal government, then the federal government shall retain all rights set forth in the federal codes and regulations pursuant to 35 USC Parts 200-212 and 37 CFR Part 401, as amended; and this Agreement shall be construed or modified to comply with such Act, including but not limited to:

2.8.1 Licensee acknowledges that the license granted herein is subject to a retained non-exclusive, non-transferrable, irrevocable, paid-up license to the United States government to practice or have practiced for or on

behalf of the United States the Licensed Technology throughout the world;

2.8.2 Licensee shall use best efforts to ensure that all Licensed Patents shall include in the specification the following: "This invention was made with government support under <<CONTRACT>> awarded by <<FEDERAL AGENCY>>. The United States government has certain rights in the invention.";

2.8.3 All Licensed Products will be manufactured substantially in the United States, unless a waiver of this obligation is obtained, in advance, form <<FEDERAL AGENCY>>; and

2.8.4 In addition to reports required under Section 5 hereof, Licensee agrees to submit, on request of UVA LVG but no more frequently than annually, reports on the utilization of the Licensed Technology or on efforts at obtaining such utilization that are being made by Licensee. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties paid by Licensee, and other such data as UVA LVG may reasonably specify.

2.9 Licensee will provide to UVA and HAMPTON, at no charge and for non-clinical research purposes only, reasonable quantities of all Licensed Products produced, or in the future developed, by the Licensee.

2.10 Subject to applicable law and regulations, Licensee agrees to negotiate with UVA for a period of thirty (30) days concerning potential engagement of UVA and its affiliated hospitals to conduct Clinical Trials and to be the first health care providers to use fully-approved Licensed Products in the care of human patients. Upon expiration of each thirty (30) day period of exclusive negotiation, and assuming that no agreement was reached with UVA during such period, Licensee shall have no further obligation to UVA with respect to the matters addressed in this Section.

2.11 If a third party contacts UVA LVG and requests to develop the Licensed Technology for an application or indication outside the Primary Field of Use in the Field of Use not currently being developed by Licensee (an "Undeveloped Application"), UVA LVG shall notify Licensee in writing of such contact. Licensee will, at UVA LVG's written request and at Licensee's election either (i) negotiate in good faith a sublicense to the Licensed Technology with any such third party within the Undeveloped Application field or (ii) provide UVA LVG with a business plan describing how Licensee will develop the Undeveloped Application. In the event Licensee does not either (i) grant a sublicense to such third party within the Undeveloped Application field, or (ii) itself or through a partner begin development of such Undeveloped Application within one hundred twenty (120) days of the written request by UVA LVG, then UVA LVG may grant a license to such third party under the Licensed Patent strictly limited to the Undeveloped Application field.

**3. DUE DILIGENCE**

3.1 Licensee shall use its best commercial efforts to achieve expeditious Practical Application and to disseminate Licensed Products in commercial markets as soon as possible and, thereafter, to maintain their reasonable availability in commercial markets for public use.

3.2 Licensee shall, at a minimum, achieve the following milestones (each individually a "Diligence Milestone" and cumulatively, the "Diligence Milestones"):

General

3.2.1 Raise at least two million dollars ($2,000,000) in cash via debt and/or equity financing within three (3) months of the Effective Date; and

3.2.2 Raise at least three and a half million dollars ($3,500,000) in cumulative cash via debt and/or equity financing within six (6) months of the Effective Date; and

3.2.3 Raise at least five and a half million dollars ($5,500,000) in cumulative cash via debt and/or equity financing within eighteen (18) months of the Effective Date; and

3.2.4 Raise at least ten million dollars ($10,000,000) in cumulative cash via debt and/or equity financing within four (4) years and six (6) months of the Effective Date; and

3.2.5 Achieve "Sales Threshold I" within twelve (12) years of the Effective Date; and

3.2.6 Achieve "Sales Threshold II" within fifteen (15) years of the Effective Date.

Licensed Technology/Product

3.2.7 Initiate manufacturing studies of the lead compounds within five ( 5) months of the Effective Date; and

3.2.8 Initiate preclinical animal testing of the Licensed Technology, with results sufficient to support an IND, within eight ( 8) months of the Effective Date; and

3.2.9 Submit to the FDA and deliver to UVA LVG an IND application for a Phase I Clinical Trial of the Licensed Technology in the Primary Field of Use within eighteen (18) months of the Effective Date; and

3.2.10 Dose first patient in a Phase I Clinical Trial ("Initiate Phase I Clinical Trial") of a Licensed Product in the Primary Field of Use within two (2) years of the Effective Date; and

3.2.11 Dose first patient in a Phase II Clinical Trial ("Initiate Phase II Clinical Trial") of a Licensed Product in the Primary Field of Use within four (4) years and six (6) months of the Effective Date; and

3.2.12 Dose first patient in a Phase III Clinical Trial ("Initiate Phase III Clinical Trial") of a Licensed Product in the Primary Field of Use within seven (7) years and six (6) months of the Effective Date; and

3.2.13 Submit and report to UVA LVG the application to the FDA for Regulatory Approval of a Licensed Product in the Primary Field of Use within eight (8) years and six (6) months of the Effective Date; and

3.2.14 Receive and report UVA LVG the Regulatory Approval of Licensed Product in the Primary Field of Use in the United States of America within nine (9) years and six (6) months of the Effective Date; and

3.2.15 First commercial sale of Licensed Product in the Primary Field of Use subject to Regulatory Approval in the United States of America within ten (10) years of the Effective date; and

3.2.16 Submit and report to UVA LVG an application to a foreign regulatory body for Regulatory Approval of a Licensed Product in the Primary Field of Use within eleven (11) years of the Effective Date; and

3.2.17 First commercial sale of Licensed Product subject to Regulatory Approval in at least one (1) country outside the United States of America within twelve (12) years of the Effective Date.

3.3 Licensee shall provide a written report on the completion of each Diligence Milestone to UVA LVG within ten (10) days of completion.

3.4 Licensee's failure to meet the required Diligence Milestones scheduled for completion within two (2) years of the Effective Date, and prior to a Change of Control shall be a material breach of this Agreement unless, at least thirty (30) days prior to the original due date and subject to UVA LVG's approval (which shall not be unreasonably withheld), Licensee demonstrates that it has used commercially reasonable efforts to achieve such Diligence Milestone and provides a reasonable revised schedule for completion of the Diligence Milestone(s), at which time Licensee shall no longer be in breach of the applicable Diligence Milestone. Licensee's failure to meet any revised or unrevised Diligence Milestone scheduled for completion after two (2) years of the Effective Date or after a Change of Control shall be a material breach of the agreement, unless such breach is cured within thirty (30) days of the scheduled completion date.

## 4. CONSIDERATION

4.1 Within thirty (30) days of the Effective Date, Licensee shall issue to UVA LVG and HAMPTON Equity Securities of Licensee constituting three percent (3%) of the ownership of Licensee on a fully diluted basis as of the Effective Date. Such Equity Securities shall be delivered to UVA LVG and HAMPTON in a certificate, affidavit, or other applicable form duly signed by authorized officers of Licensee and issued in UVA LVG's name and HAMPTON'S name in accordance with the Share of Net Consideration in Attachment D. As anti-dilution protection, Licensee shall issue to UVA LVG and HAMPTON (without cost to UVA LVG or HAMPTON) Equity Securities sufficient for UVA LVG and HAMPTON to preserve its three percent (3%) share of ownership until Licensee has obtained paid in capital (i.e., capital contributed by investors through direct purchase of Equity Securities from Licensee) of at least two million dollars ($2,000,000) (the "Base Capital Requirement"). At such time as Licensee

has obtained the Base Capital Requirement, the aforementioned anti-dilution protection shall no longer be effective. In the event of a public offering, UVA LVG and HAMPTON shall be entitled to have its Equity Securities registered subject only to "lock-up" provisions no more restrictive than those binding any other pre-offering holder of Licensee's Equity Securities. UVA LVG's and HAMPTON's Equity Securities and related rights shall in no event be subject to revocation, refund or nullification for any reason. In addition, UVA LVG shall have the right to appoint a non-voting director to Licensee's board until such time as Licensee has obtained paid in capital and/or debt financing of at least ten million dollars ($10,000,000). If Licensee proposes to sell any shares or other securities that are convertible into shares (collectively, "Subsequent Equity Shares") in a financing, then UVA LVG and HAMPTON will have the right to purchase up to that portion of the Subsequent Equity Shares that equals UVA LVG's and HAMPTON's then current, fully-diluted percentage ownership of Licensee on the same terms and conditions as are offered with respect to such Subsequent Equity Shares in such financing. This right to purchase additional shares shall be fully assignable by UVA LVG or HAMPTON or by any entity to which UVA LVG or HAMPTON has assigned these rights.

4.2 Royalties payable by Licensee to UVA LVG on Net Sales of Licensed Products shall be four percent (4%).

4.3 Within thirty (30) days of the first Sale of a Licensed Product and each anniversary of the Effective Date during the Term thereafter, Licensee shall pay a non-refundable fee ("Annual Minimum Royalty") in the amount of sixty thousand dollars ($60,000) Payment of the Annual Minimum Royalty will be credited against Royalties due for the following year.

4.4 Licensee will make a payment to UVA LVG within thirty (30) days of each occurrence of the achievement of a Milestone as follows:

| MILESTONE | MILESTONE PAYMENT |
|---|---|
| Initiation of a first Phase II Clinical Trial | $50,000 |
| Initiation of a first Phase III Clinical Trial | $100,000 |
| First regulatory approval in the United States of America | $500,000 |
| First regulatory approval outside of the United States of America | $100,000 |
| Achieve Sales Threshold II | $500,000 |

4.5 Sales of Licensed Products by Sublicensees shall be subject to Royalties payable to UVA LVG as provided in Section 4.2. Within thirty (30) days of receiving any Sublicensing Revenue not subject to Royalties, Licensee shall pay to UVA LVG a percentage of all Sublicensing Revenues as follows:

| EVENT | PERCENT SUBLICENSING REVENUE |
|---|---|
| From the Effective Date until Initiation of the first Phase III Clinical Trial | 25% |
| After Initiation of the first Phase III Clinical Trial | 20% |

4.6 All payments due to UVA LVG pursuant to this Section 4 shall be due in accordance with this Agreement regardless of whether or not invoiced by UVA . UVA LVG invoices may be sent to Licensee in electronic form.

## 5. REPORTS, PAYMENTS, AND AUDITS

5.1 Licensee shall provide to UVA LVG a written annual progress report ("Progress Report") on or before December 31st of each calendar year. For the Licensed Technology and each Licensed Product, the Progress Report shall include, at least, a description of Licensee's progress with respect to research and development, manufacturing, sublicensing, marketing, annual Net Sales, cumulative Net Sales during the prior year and plans for the forthcoming year.

5.2 Following first commercial Sale of a Licensed Product, Licensee shall report Revenues and Net Sales for each calendar quarter in a royalty report ("Royalty Report"), and make payment for Royalties accrued during each calendar quarter, to UVA LVG within sixty (60) days of the end of each quarter. Each Royalty Report shall be in a form substantially equivalent to the form included as Attachment B.

5.3 Royalties shall be paid by Licensee's check, sent in accordance with the Section entitled "Notices."

5.4 All overdue payments shall be subject to interest at a rate of one (1) percent per month. Interest payments shall be in addition to, not instead of, any other rights or remedies available to UVA LVG (including termination).

5.5 Licensee shall maintain accurate books and records respecting Revenues, Net Sales, Royalties, Sublicenses and related information.

5.6 Upon written request from UVA LVG, Licensee shall make its books and records related to Revenues, Net Sales, Royalties, Sublicenses and progress toward commercialization of Licensed Products available for inspection or audit by UVA LVG or a representative of UVA LVG's selection. Licensee agrees to cooperate fully in any such inspection or audit, provided that UVA LVG or its representative(s) agree to protect the confidentiality of the information as

to the customers of Licensee. In the event that an audit determines the License has paid less than ninety-five percent (95%) of past-due Royalties, Licensee shall pay all costs of the audit.

**6. INTELLECTUAL PROPERTY**

6.1 UVA LVG owns and shall retain all Patents and other IP Rights to the Licensed Technology.

6.2 Licensee acknowledges and agrees that UVA LVG will apply for and prosecute Patents in the United States.

6.3 Upon Licensee's request and at Licensee's expense, UVA LVG will apply for and prosecute Patent or other IP Rights in any country outside the United States in which such rights may reasonably be obtained.

6.4 Patent filings and prosecution shall be by counsel of UVA LVG's choosing that is reasonably acceptable to Licensee and shall be in the name of UVA LVG. UVA LVG shall keep Licensee advised as to the prosecution of such applications by promptly forwarding to Licensee copies of all official correspondence (including, but not limited to, applications, office actions, responses, etc.) relating thereto. Licensee shall have the right to comment and advise UVA LVG as to the conduct of such prosecution and maintenance and UVA LVG shall give due good faith consideration to Licensee's input, provided, however, that UVA LVG shall have the right to make the final decisions for all matters associated with such prosecution and maintenance provided that UVA LVG shall use reasonable efforts to minimize cost and maximize patent protection for Licensed Products.

6.5 UVA LVG may, in its sole discretion and expense, pursue Patent or other IP Rights in any country outside the United States. UVA LVG will notify Licensee of its pursuit of any such Patent Rights and if within sixty (60) days of such notification, Licensee does not reimburse UVA LVG for IP Costs incurred for that country, Patent or IP Rights obtained by UVA LVG in such country shall be excluded from the license rights granted to Licensee in Section 2.1 of this Agreement.

6.6 Licensee shall not contest the validity of the Patents or other IP Rights.

6.7 If, notwithstanding Section 6.6, Licensee brings a judicial or administrative action to invalidate, contest enforceability, or prevent issuance of any Patent, or other IP Right (a "Challenge Action"), during the Challenge Action Licensee will pay Royalties to UVA LVG at two times the Royalty rates set forth in Section 4.2 above. In the event a Challenge Action determines that any claim of a Patent or other IP Right is valid, Licensee will thereafter pay Royalties at three (3) times the Royalty rates set forth in Section 4.2.

6.8 Except as otherwise explicitly provided in this Section, nothing herein shall be deemed to grant any license or rights in any technology other than or in addition to the Licensed Technology.

6.9 Licensee and UVA LVG hereby agree that the Licensed Patents shall be extended by all means provided by law or regulation, including without limitation extensions provided under U.S. law at 35 USC §§154(b) and 156. Licensee hereby agrees to provide UVA LVG with all necessary assistance in securing such extensions, including without limitation, providing all information regarding applications for regulatory approval, approvals granted, and the timing of same. Licensee acknowledges that extensions under 35 USC §156 must be applied for within

sixty (60) days of the date that a Licensed Product receives permission under the provision of law under which the applicable regulatory review period occurred for commercial marketing or use, and that Licensee's failure to promptly provide the necessary information or assistance to UVA LVG during such sixty day period will cause serious injury to UVA LVG, for which Licensee will be liable at law.

## 7. IP COSTS

7.1 Within thirty (30) days of the Effective Date, Licensee shall reimburse UVA LVG for IP Costs incurred prior to the Effective Date ("Past IP Costs"), which is presently estimated to be twenty three thousand twenty three dollars and twenty five cents ($23,023.25).

7.2 Licensee shall bear all IP Costs incurred subsequent to the Effective Date.

7.3 UVA LVG shall send invoices or other written notice to Licensee for such IP Costs. Reimbursement payments shall be due and payable within sixty (60) days of each such invoice or notice.

## 8. MARKINGS, TRADEMARKS AND TRADE NAMES

8.1 Licensee shall have included in all sales, marketing literature and invoices relating to Licensed Products, a statement to the effect, if applicable, of either "Patent Pending" or "U.S. Patent Number <PATENT NUMBER>."

8.2 Licensee shall have marked the appropriate portions of all Licensed Products with any applicable United States and foreign Patent numbers in accordance with the law of the applicable jurisdiction(s).

8.3 Except as expressly provided in this Agreement, Licensee shall not use any UVA, UVA LVG, or HAMPTON technology, trade name or trademarks without the written permission of UVA LVG's Executive Director in advance.

## 9. TERM, TERMINATION AND other REMEDIES

9.1 Unless terminated earlier as otherwise provided in this Agreement, the term (the "Term") of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the expiration of the last-to-expire Licensed Patent.

9.2 Except as otherwise explicitly provided herein, either party shall have thirty (30) days to cure any breach of this Agreement, after receiving written notice of such breach by the other party. Thereafter (in the absence of timely cure following receipt of written notice), the other party may terminate this Agreement upon thirty (30) days' written notice to the party in breach.

9.3 Pursuant to Section 9.2, UVA LVG shall have the right to terminate this Agreement upon the occurrence of a material breach. Without limitation, any one or more of the following shall each be deemed a material breach of this Agreement by Licensee:

- 9.3.1 Failure of Licensee to make any payment when due under this Agreement; or
- 9.3.2 Failure of Licensee to provide timely Progress Reports or Royalty Reports; or

9.3.3 Lack of diligence as set forth in Section 3; or

9.3.4 Assignment by Licensee of substantially all of its assets for the benefit of creditors or placement in the hands of a trustee or a receiver; or

9.3.5 Any Licensee decision to cease developing or quit the business of selling Licensed Products; or

9.3.6 Filing a Challenge Action; or

9.3.7 The breach by Licensee of any other material term of this Agreement.

9.4 In the event of such termination, Licensee's obligation to pay the Annual Minimum Royalty due on the following December 31 shall remain in effect until paid.

9.5 Notwithstanding the foregoing, if Licensee fails to obtain and maintain the insurance required pursuant to Section 15 or in the event of Licensee's bankruptcy (as provided in Section 23), this Agreement shall terminate immediately.

9.6 Upon termination for any reason and at UVA LVG's written request, Licensee delivers to UVA LVG all information in its possession or control (including information held by Licensee's employees, agents, affiliates, contractors, or advisors) concerning development, marketing, Sale, or regulatory approval of the Licensed Technology or Licensed Products, including without limitation any technical data, know-how, and all correspondence to and from regulatory agencies (collectively, the "Development Information").

9.7 Upon written request, Licensee grants UVA LVG or its Licensee(s), the right to make unlimited and unrestricted use of the Development Information in connection with commercialization of the Licensed Technology.

9.8 Licensee may terminate this Agreement upon one hundred eighty (180) days written notice to UVA LVG, provided Licensee has not committed a material and uncured breach of this Agreement.

9.9 Termination of this Agreement shall not affect Licensee's payment obligations to UVA LVG or its obligations under the Sections of this Agreement entitled "Definitions," "Progress Reports and Audits (except Section 6.1)," "Intellectual Property," "IP Costs," "Term, Termination, and Other Remedies," "Taxes," "Warranty Disclaimer,","Costs," "Confidentiality", "Indemnification and Liability", "Insurance", "Acquiescence", "Integration", "Interpretation," "Notices," "Assignment," "Bankruptcy," "Headings," "Export Controls," "No Third Party Beneficiary," "Severability,", and "Dispute Resolution."

## 10. TAXES

Licensee shall pay all taxes assessed or levied on, or on account of, the Licensed Technology, Licensed Products made, used or Sold hereunder, or on account of the amounts payable to, or for the account of, UVA LVG under this Agreement (other than taxes imposed by the United States of America, the Commonwealth of Virginia or jurisdictions therein).

## 11. WARRANTY DISCLAIMER

ALL TECHNOLOGY, INTELLECTUAL PROPERTY, AND INFORMATION, GRANTED OR PROVIDED BY UVA LVG PURSUANT TO THIS AGREEMENT ("DELIVERABLES") ARE "AS IS." THE INDEMNIFIED PARTIES MAKE NO

WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, MERCHANTABILITY, USEFULNESS, TITLE, OR NONINFRINGEMENT. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, SUCH AS LOSS OF PROFITS OR INABILITY TO USE DELIVERABLES. UVA LVG DOES NOT MAKE ANY WARRANTY OF ANY KIND WITH RESPECT TO FREEDOM FROM PATENT, TRADEMARK, OR COPYRIGHT INFRINGEMENT, OR THEFT OF TRADE SECRETS AND DOES NOT ASSUME ANY LIABILITY HEREUNDER FOR ANY INFRINGEMENT OF ANY PATENT, TRADEMARK, OR COPYRIGHT ARISING FROM USE OF DELIVERABLES. LICENSEE AGREES THAT IT WILL NOT MAKE ANY WARRANTY ON BEHALF OF UVA LVG TO ANY THIRD PARTY.

## 12. COSTS

All costs or expenses incurred by Licensee in carrying out its obligations under this Agreement shall be paid by Licensee, and Licensee shall not be entitled to reimbursement from Royalties or otherwise from UVA LVG. Licensee shall obtain at its own expense all necessary licenses and permits and shall comply with all laws, ordinances, rules or regulations affecting the manufacture, import, exportation, use, and/or sale or transfer of Licensed Technology and Licensed Products.

## 13. CONFIDENTIALITY

13.1 "Confidential Information" means (i) any information relating to the Licensed Technology, the specific terms of this Agreement (as from time to time amended), Patents and other IP Rights covered by this Agreement or (ii) information disclosed to a Party in connection with performance of this Agreement, provided that such information is marked "Confidential" or designated "Confidential" and described in writing within thirty (30) days of such disclosure.

13.2 Confidential Information does not include information that (i) was already in a Party's possession prior to the disclosure by the other Party; (ii) has been published or is published hereafter, unless such publication is a breach of this Agreement; (iii) is received by a Party from a third party not under an obligation of confidentiality with respect thereto; or (iv) is independently developed by a Party's employees who did not have access to Confidential Information.

13.3 Each Party shall maintain the confidentiality of all Confidential Information and not use or exploit it for any purpose not expressly permitted herein, until five (5) years after termination of this Agreement. Each Party shall protect Confidential Information from disclosure and unauthorized use with the same care used to protect its most valuable confidential information but in no event less than reasonable care.

13.4 Upon termination of this Agreement, each Party shall return to the other Party all originals and copies of all materials (other than this Agreement) containing any Confidential Information. Each Party may, however, retain one archival copy of any such information in its corporate legal department for purposes of legal compliance only.

13.5 Notwithstanding the foregoing UVA LVG may disclose Confidential Information to UVA, Hampton, funding agencies or sponsors, or for regulatory or audit purposes.

## 14. INDEMNIFICATION AND LIABILITY

14.1 UVA LVG shall not be liable to Licensee, Sublicensees, or customers of Licensee for compensatory, special, incidental, indirect, consequential or exemplary damages resulting from the manufacture, testing, design, labeling, use or sale of Licensed Products.

14.2 Licensee agrees to indemnify, hold harmless and defend UVA, UVA LVG, HAMPTON and their respective trustees, officers, employees, attorneys and agents ("Indemnified Parties") from all claims or demands made against them (and any related losses, expenses or attorney's fees) arising out of or relating to Licensee's, or Sublicensee's conduct or possession, use, or Sale of Licensed Products, Licensed Technology or Confidential Information, including but not limited to, any claims of product liability, personal injury, death, damage to property, or violation of any law or regulation. This obligation shall survive termination of the Agreement.

## 15. INSURANCE

Throughout the term of the Agreement and for a period of five (5) years thereafter, Licensee shall obtain and maintain, in full force and effect and at Licensee's sole cost and expense, the insurance coverage as set forth in Attachment C, the terms of which are incorporated into the Agreement by reference. The Agreement and the licenses granted herein to Licensee shall immediately and automatically terminate without notice in the event Licensee, or its Sublicensees or other party acting under authority of Licensee, fails to obtain the insurance required hereunder, or if the insurance lapses or is cancelled. A termination occurring under this paragraph shall occur and become effective at the time such insurance coverage ends or becomes required and is not obtained, and Licensee and its Sublicensees shall have no right to complete production and sale of Licensed Products under the continued obligations in the Agreement. Nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

## 16. ACQUIESCENCE

No acquiescence in any breach of this Agreement by either party shall operate to excuse any subsequent or prior breach.

## 17. INTEGRATION

Except for any confidential disclosure agreement executed by the parties, this Agreement supersedes all previous agreements relating to the subject matter hereof, whether oral or in writing, and constitutes the entire agreement of the parties hereto and shall not be amended or altered in any respect except in a writing executed by the parties.

## 18. INTERPRETATION

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia, United States of America, without regard to conflict of law principles. All singular terms shall include plural, and vice versa, as necessary to interpret and enforce the intent of this Agreement.

## 19. DISPUTE RESOLUTION

The parties consent to the exclusive jurisdiction of the courts of City of Charlottesville, Virginia to resolve any and all disputes relating to this Agreement. Licensee hereby irrevocably and unconditionally waives any objection to the laying of venue in any court located in City of Charlottesville, Virginia with respect to any lawsuit relating to this Agreement, consents to receive service of any summons or other legal process by registered or certified mail, postage prepaid, at the address for notices set forth below, and waives all objections to the validity of any such summons or legal process.

## 20. INFRINGEMENT

20.1 To the extent permitted by law, Licensee shall have the right during the term of this Agreement to commence an action for infringement of the Patents or other IP Rights against any unlicensed third party for any infringement occurring within the Field of Use, provided that Licensee shall provide UVA LVG thirty (30) days' prior written notice of such infringement and of Licensee's intent to file such action. UVA LVG shall have the right at its own expense to appear in such action by counsel of its own selection. If, as a matter of law, an infringement action must be prosecuted in UVA LVG's name, UVA LVG shall participate in or pursue such action at Licensee's expense (including without limitation legal fees and expenses). Notwithstanding the foregoing, if an appearance or infringement action would subject UVA LVG to the jurisdiction of a foreign tribunal that could not otherwise assert jurisdiction over UVA LVG, then UVA LVG shall have the right to decline appear or otherwise pursue such action. Settlement of any action initiated and/or paid for by Licensee shall require the consent of UVA LVG and Licensee, which neither shall unreasonably withhold from the other. In the event that Licensee pays all fees and expenses related to an infringement action, any settlement amount or recovery for damages shall be applied as follows: (i) first, to reimburse the parties for their expenses in connection with the litigation; and (ii) second, UVA LVG shall receive compensation for the time of any UVA LVG personnel involved in the action; and (iii) third, Licensee shall receive seventy-five percent (75%) and UVA LVG shall receive twenty-five percent (25%) of any monies remaining. If Licensee pays less than all such fees and expenses, Licensee's share of any settlement amount or recovery for damages shall be reduced from seventy-five percent (75%) in proportion to the percentage of fees and expense paid by UVA LVG (and/or unreimbursed by Licensee prior to such Settlement).

20.2 If Licensee fails, within one hundred twenty (120) days after providing or receiving notice of a potential infringement, to institute an action against such infringer or notifies UVA LVG that it does not plan to institute such action, then UVA LVG shall have the right to do so at its own expense. Licensee shall cooperate with UVA LVG in such effort including being joined as a party to such action if necessary. UVA LVG shall be entitled to retain all damages or costs awarded in such action. Notwithstanding the pendency of any infringement (or other) claim or action by or against Licensee or UVA LVG, Licensee shall have no right to terminate or suspend (or escrow) payment of any amount payable to UVA LVG.

## 21. NOTICES

Any notice under any of the provisions of this Agreement shall be deemed given five days after such notice is deposited in the mail, postage prepaid, registered or certified first class mail and addressed to the applicable party at the address stated on the signature page hereof, or

such other address as such party shall specify for itself by like notice to other party. Each party shall also transmit a copy of such notice by electronic mail to the other party.

## 22. NO ASSIGNMENT

Licensee shall neither assign nor transfer this Agreement or any interest herein without the prior written consent of UVA LVG.

## 23. BANKRUPTCY

Licensee hereby waives the benefits of an automatic stay provided in 11 U.S.C. 362 and consents and agrees to raise no objection to any petition for relief from such stay by UVA LVG. Licensee further agrees that this Agreement shall immediately terminate in the event that a creditor or other claimant takes possession of, or a receiver, administrator or similar officer is appointed over any of the assets of Licensee, or in the event that Licensee makes any voluntary arrangement with its creditors or becomes subject to any court or administration order pursuant to any U.S. Bankruptcy proceedings or insolvency law. Licensee will promptly inform UVA LVG of its intention to file a voluntary petition in bankruptcy or of another's communicated intention to file an involuntary petition in bankruptcy.

## 24. HEADINGS

The section headings contained in this Agreement are set forth for the convenience of the parties only, do not form a part of this Agreement and are not to be considered a part hereof for the purpose of construction or interpretation hereof, or otherwise.

## 25. EXPORT CONTROLS

UVA LVG is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States and/or written assurances that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. UVA LVG neither represents that a license shall not be required nor that, if required, it shall be issued.

## 26. NO THIRD PARTY BENEFICIARY

Except with respect to UVA as explicitly referenced herein, no person or entity shall be considered a third party beneficiary of this Agreement.

## 27. SEVERABILITY

Should any provision of this Agreement be determined to be unenforceable or otherwise unlawful, then such provision shall be without effect, as if such provision had not been included

herein, and the remaining terms of this Agreement shall survive. This Agreement shall be interpreted so as to most fully achieve the intention of the parties.

*(The Balance of This Page Intentionally Left Blank – Signature Page to Follow)*

***IN WITNESS WHEREOF***, the parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of Effective Date.

The undersigned verify that they have the authority to bind to this Agreement the party on behalf of which they are executing below.

| University of Virginia Patent Foundation d/b/a University of Virginia Licensing & Ventures Group | Shuttle Pharmaceuticals, Inc. |
|---|---|
| By: ________________<br>Michael P. Straightiff<br>Executive Director | By: ________________<br>Anatoly Dritschilo, MD, FACR<br>CEO |
| Date: ________________ | Date: ________________ |
| By: ________________<br>Peter M. Grant, II<br>Chair, Board of Directors | |
| Date: ________________ | |
| Address for Notices:<br><br>UVA Licensing & Ventures Group<br>722 Preston Avenue, Suite 107<br>Charlottesville, VA 22903<br><br>Attention: Executive Director<br>Email: LVG@virginia.edu | Address for Notices:<br><br>Shuttle Pharmaceuticals, Inc.<br>1 Research Court, Suite 450<br>Rockville, MD 20850<br><br>Attention: CEO<br>Email:anatoly.dritschilo@shuttlepharma.org |

## Attachment A

## Licensed Patents

| | |
|---|---|
| UVA LVG Tech ID: | **PAN-PAAM** (2017-173) |
| Title: | Proton Activated Atomic Medicine |
| Inventors: | Dongfeng Pan, Mahendra Chordia and Tyvin A. Rich |
| Patent Application: | PCT/US2018/038946 filed June 22, 2018 |

**Attachment B**

**Royalty Report Format**

Licensee

Address

City, State, Zip

Progress Report covering the period **[January-June, YR or July-December, YR]** for the License between Licensee and UVA LVG dated _______________, as required under Section 5 of the above-referenced license agreement, the following details the progress made during the reporting period in commercializing the licensed technology.

- **Overview**
- **Scientific/Technical Development**
  - In vitro testing completed/in progress
  - In vivo testing completed/in progress
  - New scientific advisors or specialists
  - Identification of lead candidate or prototype status
- **Commercial Development**
  - Business Development Initiatives and Partnership
  - Fund Raising
  - Grants
- **Milestone events**
- **Licensed Products sold and royalties due**
  - Including units sold, country, Net Sales (and calculation, including identification of all discounts), calculation of royalties due in dollars and exchange rate
- **Sublicensees**
  - Summary of reports received in reporting period
  - Overview of consideration received in reporting period
- **Summary**

**Attachment C**

**Required Insurance Coverages**

1. **General.** Licensee shall obtain and maintain, in full force and effect and at Licensee's sole cost and expense, one or more insurance policies providing:

   a) Commercial general liability insurance (including coverage and any necessary endorsements for products/completed operations as well as for clinical trials if any such trials are to be performed by or on behalf of Licensee) which provides, for each annual policy period, coverage of no less than the minimum limits specified below for injury, death and property damage resulting from each occurrence during the policy period; and

   b) Worker's compensation insurance in respect of all of Licensee's employees with limits of liability and coverage not less than statutory limits provided by the Commonwealth of Virginia or other applicable laws and regulations; and

   c) Automobile liability insurance to cover owned and non-owned automobiles.

2. **Policy Limits.** Subject to the further provisions of this Section, the commercial general liability and products liability coverages shall have the following minimum limits:

   a) Commercial general liability: One million Dollars ($1,000,000) for each occurrence, two million Dollars ($2,000,000) general aggregate. Licensee shall have thirty (30) days following the Effective Date to obtain such coverage.
   b) Products liability: From the date immediately prior to any Phase I clinical trial: three million Dollars ($3,000,000) for each occurrence, three million Dollars ($3,000,000) aggregate.
   c) Products liability: From the date immediately prior to any Phase II clinical trial: five million Dollars ($5,000,000) for each occurrence, five million Dollars ($5,000,000) aggregate.
   d) Products liability: From the date immediately prior to any Phase III clinical trial throughout the sale, lease, or other transfer of Licensed Product: ten million Dollars ($10,000,000) for each occurrence, ten million Dollars ($10,000,000) aggregate.

3. **Policy Specifics.** Each policy of insurance required by this Agreement shall:

   a) be issued by reputable and financially secure insurance carriers having at least an A- rating (A- rating or above by A.M. Best) and an A.M. Best Class Size of at least VIII,

   b) list each of UVA, UVA LVG, and HAMPTON, their respective trustees, officers, employees, faculty, staff, students, agents and their respective successors, heirs and assigns as additional insureds,

   c) be endorsed to provide that the insurer waives all subrogation rights it has or may have against any additional insured, and

   d) be primary in respect of all additional insureds.

4. **Evidence of Insurance**. Within thirty (30) days following the Effective Date, and thereafter no later than the day on which any such policy of insurance is renewed or replaced, Licensee shall provide UVA LVG with a Certificate of Insurance from each such insurer which evidences compliance by Licensee with its obligations hereunder. In addition, upon the request of UVA LVG, Licensee shall provide UVA LVG with a copy of the policy, status of claims and claims history respecting any of the insurance required to be maintained by Licensee hereunder. Further, Licensee will not cancel or fail to renew the identified insurance without giving UVA LVG at least thirty (30) days' prior written notice thereof.

5. **Clarifications**. For the avoidance of doubt, the minimum insurance coverage and limits set forth in this Agreement do not constitute a limitation on Licensee's liability or obligations to indemnify or defend UVA LVG, UVA, HAMPTON, and any other additional insured under this Agreement.

**Attachment D**

**INSERT EXECUTED INTER-INSTITUIONAL AGREEMENT**